Sangamo BioSciences Reports Third Quarter 2011 Financial Results

RICHMOND, Calif., Oct. 25, 2011 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported third quarter 2011 financial results and accomplishments.

For the third quarter ended September 30, 2011, Sangamo reported a consolidated net loss of $9.6 million, or $0.18 per share, compared to a net loss of $8.7 million, or $0.19 per share, for the same period in 2010. As of September 30, 2011, the Company had cash, cash equivalents and marketable securities of $85.0 million.

Revenues for the third quarter of 2011 were $1.9 million, compared to $2.9 million for the same period in 2010. Third quarter 2011 revenues were generated from the Company's collaboration agreements with Dow AgroSciences (DAS), Sigma-Aldrich Corporation (Sigma) and agreements related to protein production and research grants. The revenues recognized for the third quarter of 2011 consisted of $0.8 million in collaboration agreements and $1.1 million related to research grants, compared to $2.2 million in collaboration agreements and $0.7 million related to research grants for the same period in 2010.

The decrease in collaboration agreement revenues was primarily due to the completion of the research term of our commercial license agreement with Sigma in July 2010. The increase in research grant revenues was primarily due to funding from the CHDI Foundation, Inc. to support research using zinc finger DNA-binding (ZFP) technology for a novel therapeutic for Huntington's disease as well as Sangamo's portion of the Disease Team Research Award from the California Institute for Regenerative Medicine.

Research and development expenses were $7.8 million for the third quarter of 2011, compared to $8.8 million for the same period in 2010. The decrease was primarily due to reduced clinical expenses associated with our diabetic neuropathy program, partially offset by higher expenses for our HIV/AIDS program. General and administrative expenses were $3.6 million for the third quarter of 2011, compared to $2.9 million for the same period in 2010. The increase was primarily due to increased professional services expenses.

Total operating expenses for the third quarter of 2011 were $11.4 million, compared to $11.7 million for the same period in 2010.

Nine Months Results

For the nine months ended September 30, 2011, the consolidated net loss was $29.4 million, or $0.59 per share, compared to a consolidated net loss of $16.5 million, or $0.37 per share, for the nine months ended September 30, 2010. Revenues were $5.6 million for the nine months of 2011, compared to $16.1 million in the same period in 2010, with the decrease primarily due to the completion, in July 2010, of the amortization period for the commercial and research license fee received from Sigma under the expanded agreement of October 2009. Total operating expenses were $35.0 million for the nine months of 2011 and $32.7 million for the same period in 2010.

Financial Guidance

  Cash, cash equivalents and marketable securities of at least $85 million at the end of 2011, exclusive of new funding from potential future partnerships.
  Operating expenses for 2011 to be relatively flat compared to 2010, in the range of $43 to $47 million.
  Revenues and related cash proceeds in the range of $10 to $12 million in 2011.

Recent Events

  Announcement that Sangamo's Phase 2b Trial (SB-509-901) in Subjects with Moderately Severe Diabetic Neuropathy Did Not Meet Key Endpoints. Based on the data, the Company announced that it has discontinued further development of SB-509 and will focus resources on its pipeline including ZFP Therapeutics for HIV and monogenic diseases.
  Presentation at ICAAC 2011 of Groundbreaking Clinical Data from Sangamo's Ongoing Phase 1 Clinical Trials of SB-728-T. Data from its Phase 1 clinical programs to develop SB-728-T, a novel ZFP nuclease (ZFN)-based therapeutic approach for the treatment of HIV/AIDS, were discussed in two presentations at the 51st Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).  Based on these data, the Company expects to initiate two new clinical trials designed to maximize the engraftment of CD4+ T-cells that are have undergone biallelic ZFN-mediated modification of the CCR5 gene.
  Appointment of Dr. Geoffrey Nichol, M.B., Ch.B., as Executive Vice President, Research and Development. In this newly created position, Dr. Nichol oversees all of the Company's research and clinical development activities and operations.
  Publication of Studies Demonstrating the Use of ZFN Technology for the Correction of the Alpha1-Antitrypsin Gene in induced Pluripotent Stem Cells (iPSCs) and the Efficient Generation of Transgenic Pigs. Sangamo scientists published a preclinical study in Nature demonstrating highly specific, functional correction of the alpha1-antitrypsin (A1AT) gene defect in patient-derived iPSCs using ZFNs.  The work highlights the precision and broad applicability of ZFN-based genome-editing for the development of ZFP Therapeutics® for the treatment of monogenic diseases. In a second publication in the Proceedings of the National Academy of Sciences (PNAS), scientists demonstrated the use of ZFNs to produce genetically modified pigs.  This work represents a significant advancement in the development of improved, less immunogenic, animal tissue as a source for transplant into humans.

Conference Call

Sangamo will host a conference call today, October 25, 2011 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the Company will review these results, discuss other business matters, and provide guidance with respect to the remainder of 2011.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 20389876. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 25, 2011 to midnight ET on November 1, 2011. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 20389876.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of ZFP Therapeutics, novel DNA-binding proteins for therapeutic gene regulation and modification. Sangamo has a Phase 1/2 and two Phase 1 clinical trials to evaluate safety and clinical effect of a treatment for HIV/AIDS and another Phase 1 trial to evaluate safety and clinical effect of a treatment for recurrent glioblastoma multiforme. Other therapeutic development programs are focused on Parkinson's disease, monogenic diseases, neuropathic pain and nerve regeneration. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). By engineering ZFPs that recognize a specific DNA sequence Sangamo has created ZFP transcription factors (ZFP TF) that can control gene expression and, consequently, cell function. Sangamo is also developing sequence-specific ZFP Nucleases (ZFN) for gene modification. Sangamo has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the Company's website at http://www.sangamo.com/.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses and revenue, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives and initiation of new trial for treatment of HIV/AIDS. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 781	$ 2,234	$ 2,876	$ 14,643
Research grants	1,076	709	2,695	1,473
Total revenues	1,857	2,943	5,571	16,116

Operating expenses:
Research and development	7,839	8,769	24,220	23,281
General and administrative	3,592	2,889	10,807	9,432
Total operating expenses	11,431	11,658	35,027	32,713
Loss from operations	(9,574)	(8,715)	(29,456)	(16,597)
Interest and other income, net	20	20	65	64
Net loss	$ (9,554)	$ (8,695)	$ (29,391)	$ (16,533)

Basic and diluted net loss per common share	$ (0.18)	$ (0.19)	$ (0.59)	$ (0.37)

Shares used in computing basic and diluted net loss per common share	52,464	45,201	49,850	45,131

SELECTED BALANCE SHEET DATA
	September 30, 2011	December 31, 2010
	(Unaudited)
Cash, cash equivalents and marketable securities	$ 84,990	$ 60,622
Total assets	88,310	62,999
Total stockholders' equity	84,166	55,907

CONTACT: Elizabeth Wolffe, Ph.D., Sangamo BioSciences, Inc., +1-510-970-6000, ext. 271